Exhibit 99.1

Subject: Important Company News

Dear Team,

Moments ago, we and GSK, a global pharmaceutical company with deep development capabilities in immunology and inflammation, and an extensive commercial footprint in allergy, announced that we have entered into a definitive agreement to be acquired by GSK for approximately $2.2 billion.

Gaining the attention of GSK is a testament to what we’ve built as an organization. After careful thought, deliberation and consideration, the board and management determined that this is an attractive path forward for our programs, particularly the opportunity we envision for ozureprubart in food allergy, which will benefit from the resources, infrastructure, and capabilities that a global organization like GSK offers. Ultimately, we believe this strategic agreement brings added value to our pipeline, patients, and stockholders.

What happens now?

The acquisition is expected to be completed in the first quarter of 2026, subject to regulatory review and other customary closing conditions.

Until the acquisition closes, it is business as usual. It is important to continue executing on our objectives to advance our programs. During this time, your role, manager, compensation, and benefits remain the same.

What happens next?

At this point, we do not yet have clarity on the future organizational structure. The companies will work together on integration planning and many of you may be involved in those discussions. We are committed to communicating with you transparently as soon as information becomes available and decisions are made.

All Hands Meeting Today

I’m sure you have a number of questions related to this announcement. To that end, we will host an All Staff meeting Tuesday, January 20th at 9:00am PT. In addition, the Senior Management Team will make ourselves available for one-on-one meetings.

Thank you for your commitment and dedication to RAPT’s mission and vision. I’m incredibly proud of what we’ve accomplished and the resilience our team has demonstrated over the years. We’ve been driven by our science and commitment to patients – attributes that have led to the opportunity announced today.

With gratitude and my best regards,

Brian

Important Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) for the outstanding common stock of RAPT Therapeutics referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that GSK and its acquisition subsidiary will file with the SEC. The solicitation and offer to purchase RAPT Therapeutics’ common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, GSK will file a tender offer statement on Schedule TO and thereafter RAPT Therapeutics will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF RAPT THERAPEUTICS SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER.

The offer to purchase, the letter of transmittal, the solicitation/recommendation statement and related offer documents will be made available for free at the SEC’s website at www.sec.gov. Copies of those offer documents and all other documents filed by GSK and RAPT Therapeutics will be made available at no charge by directing a request to the information agent for the Offer, which will be named in the Schedule TO to be filed with the SEC. Copies of the solicitation/recommendation statement on Schedule 14D-9 to be filed with the SEC by RAPT Therapeutics will be available free of charge on RAPT Therapeutics’ investor relations website at www.investors.rapt.com.

In addition, RAPT Therapeutics files annual, quarterly and current reports and other information with the SEC, which are also made available free of charge on RAPT Therapeutics’ investor relations website at www.investors.rapt.com and at the SEC’s website at www.sec.gov.

Forward-Looking Statements Disclaimer

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of RAPT Therapeutics and GSK, including statements relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of January 19, 2026 by and among RAPT Therapeutics, GSK, and the other parties thereto (the “Merger Agreement”), including the anticipated occurrence, manner and timing of the proposed tender offer, the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement, the possibility of any termination of the Merger Agreement, and the prospective benefits of the proposed transaction, and other statements that are not historical facts. The forward-looking statements contained in this communication are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These statements may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of RAPT Therapeutics’ stockholders will tender their stock in the offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that the proposed transaction does not close; negative effects of the announcement of the proposed transaction on the market price of RAPT Therapeutics’ common stock or RAPT Therapeutics’ operating results; unexpected significant transaction costs; the risk of litigation and/or regulatory actions related to the proposed transaction; potential adverse reactions or changes to business relationships resulting from the proposed acquisition, the effect of the announcement, pendency or consummation of the acquisition on the ability of RAPT Therapeutics to retain and hire key personnel or maintain key vendor, supplier or partner relationships; risks arising from data protection and cross-border data transfer laws and regulations in jurisdictions where the parties operate, including the People’s Republic of China; and the potential effect of the transaction on RAPT Therapeutics’ clinical and preclinical pipeline. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on RAPT Therapeutics’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the parties’ public filings with the U.S. Securities and Exchange Commission (the “SEC”), including those described from time to time under the caption “Risk Factors” and elsewhere in RAPT Therapeutics’ filings and reports with the SEC, including RAPT Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, or in GSK’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC by GSK, as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by GSK and its acquisition subsidiary, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by RAPT Therapeutics. Any forward-looking statements are made based on the current beliefs and judgments of RAPT Therapeutics’ and GSK’s management, and the reader is cautioned not to rely on any such forward-looking statements. Except as required by law, RAPT Therapeutics and GSK do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.